Exhibit 5(a)


                                   January 27, 2000


Entergy New Orleans, Inc.
1600 Perdido Street
New Orleans, Louisiana 70119

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy New Orleans, Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $140,000,000 in aggregate principal amount of its General and Refunding Mortgage Bonds (the "Bonds") to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), of the Company's Mortgage and Deed of Trust, dated as of May 1, 1987, as heretofore amended and supplemented, under which the Bonds are to be issued (the "Mortgage"), I advise you that in my opinion:

     (1) The Company is a corporation duly organized and validly existing under the laws of the State of Louisiana.

     (2) All action necessary to make valid and legal the proposed issuance and sale by the Company of the Bonds will have been taken when:

          (a)  the Company's Registration Statement on
               Form S-3, as it may be amended, shall have become effective in accordance with the applicable provisions of the Securities Act, and a supplement or supplements to the prospectus specifying certain terms with respect to the offering or offerings of the Bonds and the other information shall have been filed with the Commission, and the Mortgage shall have been qualified under the Trust Indenture Act;

          (b) an approval for the issuance and sale of the Bonds shall have been obtained from the City Council of the City of New Orleans;

          (c) appropriate action shall have been taken by the Board of Directors of the Company and/or by the Executive Committee thereof for the purpose of authorizing the consummation of the issuance and sale of the Bonds;

          (d) supplemental indenture to the Mortgage relating to the Bonds being issued, shall have been duly executed and delivered; and

          (e) the Bonds shall have been issued and delivered for the consideration contemplated by and otherwise in conformity with the acts, proceedings and documents referred to above.

     (3) When the foregoing steps applicable to the Bonds have been taken, the Bonds will have been legally issued and will be valid and binding obligations of the Company enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law).

          This opinion does not pass upon the matter of compliance with "blue sky" laws or similar laws relating to the sale or distribution of the Bonds by underwriters.

          I am a member of the Louisiana Bar and, for purposes of this opinion, do not hold myself out as an expert on the laws of any other state.

          I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-3 and consent to such references to me and to this legal opinion as may be made in the Registration Statement and in the Prospectus constituting a part thereof.

                              Very truly yours,

                              /s/ Laurence M. Hamric

                              Laurence M. Hamric